Exhibit 10.5

ROYAL CARIBBEAN CRUISES LTD.
2008 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

GRANTEE:
DATE OF GRANT:
NUMBER OF RESTRICTED STOCK UNITS GRANTED:

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of _______ , and is entered into between Royal Caribbean Cruises Ltd. (the “Company”) and _____, an employee of the Company and/or one of its Affiliates (the “Grantee”).

This Agreement is pursuant to the provisions of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, as amended and restated (the “Plan”), with respect to the number of Restricted Stock Units (“Units”) specified above. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement consists of this document and the Plan. The obligation of the Company pursuant to this Agreement is that of an unfunded and unsecured pledge to transfer to Grantee, as of the applicable Vesting Date, legal title and ownership of shares of Stock of the Company (the “Shares”).

Grantee and the Company agree as follows:

Application of Plan; Administration	This Agreement and Grantee’s rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.
Vesting
Unless sooner Vested in accordance with the terms of the Plan, the Units will become Vested Units on the dates and in the respective amounts set forth below and will no longer be subject to forfeiture (such date referred to herein as the “Vesting Date”).

Vesting Dates and Shares
________("First Vesting Date") ________
________("Second Vesting Date") ________
________("Final Vesting Date") ________

Rights as Shareholder	Grantee will not be entitled to any privileges of ownership of Shares of Stock of the Company underlying Grantee’s Units unless and until they actually Vest.

Exhibit 10.5

Settlement of Units
(a) Time of Settlement. This Agreement will be settled by the delivery to Grantee of one Share for each Vested Unit as of the Vesting Date.
(b) Termination Prior to Vesting Date. Unless otherwise specified in the Plan, if Grantee has a Termination of Service prior to the Vesting Date other than by reason of his/her death or Disability, Grantee will forfeit Units that have not vested. If Grantee has a Termination of Service by reason of his/her death or Disability, all Units that have not Vested shall immediately Vest.
(c) Issuance of Shares. Shares due and payable to Grantee under the terms of this Agreement shall be issued as of the Vesting Date.

Transferability	Grantee’s Units are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of Grantee’s Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Units, other than as so permitted, shall be void.
Taxes
(a) FICA/Medicare Taxes. U.S. employees of the Company and/or its Affiliates will be subject to FICA/Medicare tax on each Vesting Date based on the Fair Market Value of the Shares underlying the Units that Vest on such Vesting Date.
(b) U.S. Federal Income Taxes. U.S. employees of the Company and/or its Affiliates will be subject to U.S. federal income tax on each Vesting Date based on the Fair Market Value of the Shares underlying the Units that Vest on such Vesting Date.
(c) Tax Consequences for Non-U.S. Residents. Grantees who are neither citizens nor resident aliens of the U.S. should consult with their financial/tax advisor regarding both the U.S. and non-U.S. tax consequences of the receipt of this award and subsequent settlement/receipt of the Shares.
(d) Grantee will be solely responsible for the payment of all such taxes, as well as for any other state, local or non-U.S. taxes that may be related to Grantee’s receipt of the Units and/or Shares.

Restrictive Covenants
The Grantee acknowledges and recognizes that his or her services to be rendered to the Company and/or its Affiliates are of a special and unusual character that have a unique value to Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of Grantee, and because of the confidential information to be obtained by or disclosed to Grantee, and as a material inducement to Company providing this grant of Units to Grantee, Grantee agrees to the provisions of Schedule A attached hereto (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Grantee and the Company or any of its Affiliates, including but not limited to, any employment agreement between Grantee and the Company or any of its Affiliates.

Exhibit 10.5

Miscellaneous
This Agreement shall not confer upon an employee any right to continue employment with the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate such employment at any time.

 Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect Grantee’s rights under this Agreement without Grantee’s consent.

 This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.

To the extent not preempted by U.S. federal law, this Agreement shall be governed and interpreted in accordance with the laws of the State of Florida, except that no effect shall be given to any conflicts of laws principles that would require the application of the laws of a state or territory other than Florida. Additionally, the Parties agree that the federal and state courts located in the Southern District of Florida or Miami-Dade County, Florida will have personal jurisdiction over them to hear all disputes regarding, or related to, this Agreement. The Parties further agree that venue will be proper only in the Southern District of Florida or Miami-Dade County, Florida and they waive all objections to that venue.

Additional Terms for Participants in China
To the extent Grantee (i) is employed by the Company or one of its Affiliates in and (ii) is a citizen of the People’s Republic of China, the Units shall be subject to such additional or substitute terms as shall be set forth in Schedule B attached hereto.

By the signatures below, the Grantee and the authorized representative of the Company acknowledge agreement to this Restricted Stock Unit Agreement as of the Grant Date specified above.

Royal Caribbean Cruises Ltd.                     Grantee:

By: ______________________________                 ______________________

Exhibit 10.5

SCHEDULE A

RESTRICTIVE COVENANTS

Grantee hereby covenants and agrees that Grantee will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than five percent (5%) of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges for the _____-year period immediately following the termination of Grantee’s employment under any circumstances (the "Non-competition Period"), for any reason, serve as or be a consultant to or employee, officer, agent, director or owner of another entity engaged in (or preparing to engage in) cruises, with a minimum fleet size of 1,000 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity.

Grantee further agrees that during the Non-competition Period, he or she shall not: (i) employ or seek to employ any person who is then employed or retained by the Company or its Affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Grantee’s employment with the Company); or (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Company or its Affiliates at any time during the Non-competition Period, to discontinue or reduce or modify the extent of such relationship with the Company or any of its Affiliates.

Employee has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees and for the protection of the business of Company. Grantee acknowledges that he or she is qualified to engage in businesses other than that described in the first paragraph of this Schedule A. It is the belief of the parties, therefore, that the best protection that can be given to Company that does not in any way infringe upon the rights of Grantee to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Grantee of this Schedule A, the parties agree that the restrictions contained herein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

Exhibit 10.5

SCHEDULE B

ADDITIONAL TERMS AND CONDITIONS

This Schedule B includes special terms and conditions applicable to Participants who are employed in and a citizen of the People’s Republic of China. These terms and conditions are in addition to or substitute for, as applicable, those set forth in the Agreement. Any capitalized term used in this Schedule B without definition shall have the meaning ascribed to such term in the Agreement.

Mandatory Sale Restriction
The Grantee acknowledges and agrees that, due to regulatory requirements in China, the Grantee shall be required to sell any Shares acquired under this Agreement and then owned by the Grantee within 90 days following the date the Grantee has a Termination of Service (the “Sale Cut-off Date”). In this regard, to the extent that any Shares issued hereunder remain in the Grantee’s brokerage account established by the Company with E*TRADE Financial Services Inc. or any successor designated broker utilized by the Company from time to time (the “Designated Broker”) as of the Sale Cut-Off Date, the Grantee authorizes the Company to instruct the Designated Broker to sell such Shares on the Sale Cut-Off Date or as soon as administratively feasible thereafter. The Grantee acknowledges that neither the Company nor its Designated Broker is obligated to arrange for the sale of the Shares at any particular price, that the Shares may be sold as part of a block trade with other Participants in which all Participants receive an average price and that, upon the sale of the Shares, the proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy any applicable taxes or other tax-related items, will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions
The Grantee understands and agrees that, pursuant to local exchange control requirements, the Grantee (i) is not permitted to transfer any Shares acquired under this Agreement out of the account established by the Grantee with the Designated Broker and (ii) will be required to repatriate all cash proceeds resulting from the Grantee’s participation in the Plan, including cash dividends paid by the Company on Shares acquired under this Agreement and/or the sale of such Shares (together, the “cash proceeds”). The Grantee further understands that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or one of its subsidiaries and the Grantee hereby consents and agrees that all cash proceeds may be transferred to such special account prior to being delivered to the Grantee and that any interest earned on the cash proceeds prior to distribution to the Grantee will be retained by the Company to partially offset the cost of administering the Plan. The Grantee understands that the cash proceeds may be paid to the Grantee from this special account in U.S. dollars or in local currency, at the Company’s discretion. If the cash proceeds are paid in U.S. dollars, the Grantee understands that he or she will be required to establish a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted to local currency, the Grantee acknowledges that the Company is under no obligation to secure any exchange

Exhibit 10.5
conversion rate, and the Company may face delays in converting the cash proceeds to local currency due to exchange control restrictions in China. The Grantee agrees to bear the risk of any exchange conversion rate fluctuation between the date the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of the cash proceeds to local currency. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.